As filed with the Securities and Exchange Commission on October 1, 2025

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Namib Minerals

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Namib Minerals

71 Fort Street, PO Box 500,

Grand Cayman, Cayman Islands, KY1-11061

(Address of Principal Executive Offices) (Zip Code)

Namib Minerals 2025 Equity Incentive Plan
(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168
(Name and address of agent for service)

(212) 947-7200

(Telephone number, including area code, of agent for service)

Copies to:

Barbara A. Jones, Esq. Greenberg Traurig, LLP Suite 1900 1840 Century Park Blvd. Los Angeles, CA 90067 Tel: (310) 586-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 5,367,742 ordinary shares, $0.0001 par value per share (the “Ordinary Shares”), of Namib Minerals (the “Company,” the “Registrant,” “we,” or “us”) reserved for issuance under all awards (the “Share Pool”) under the Registrant’s Namib Minerals 2025 Equity Incentive Plan adopted by the board of directors of the Registrant (the “Board”) on June 5, 2025, as may be amended from time to time (the “Plan”). Under the Plan, the Share Pool will automatically increase on January 1st of each year during the term of the Plan, commencing on the first January 1 following the effective date, in an amount equal to the lesser of (i) five (5)% of the total number of the Ordinary Shares outstanding as of the December 31 immediately prior to such January 1 and (ii) such smaller number of Ordinary Shares as is determined by the Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

●	The Registrant’s prospectus, dated July 22, 2025, filed with the Commission on such date pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-288328);

●	The Registrant’s shell company report on Form 20-F, filed with the Commission on June 11, 2025;

●	The Registrant’s reports on Form 6-K filed with the Commission on September 30, 2025 (relating to interim financial statements) and on September 30, 2025 (relating to a promissory note); and

●	The description of the Registrant’s Ordinary Shares that is contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on June 4, 2025, including all other amendments and reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.

The Registrant’s Second Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from dishonesty, willful default or fraud which may attach to such directors or officers.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Second Amended and Restated Memorandum and Articles of Association of Namib Minerals, effective June 5, 2025 (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F, filed with the SEC on June 11, 2025).
5.1*	Legal Opinion of Appleby (Cayman) Ltd.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of BDO South Africa Incorporated, independent public accountant to Greenstone Corporation.
23.3*	Consent of BDO South Africa Incorporated, independent public accountant to Namib Minerals.
23.4*	Consent of Appleby (included in Exhibit 5.1).
23.5*	Consent of Allan Blair, Qualified Person for the Technical Report Summaries for the How Mine, Mazowe Mine, and Redwing Mine.
23.6*	Consent of Aaron Radonich, Qualified Person for the Technical Report Summaries for the How Mine, Mazowe Mine, and Redwing Mine.
24.1	Power of Attorney (including on the signature page to this Registration Statement).
99.1	Namib Minerals 2025 Equity Incentive Plan (incorporated by reference to Exhibit 4.11 to the Company’s Shell Company Report on Form 20-F, filed with the SEC on June 11, 2025).
99.2	Form Restricted Stock Unit Award Agreement for Non-Employee Directors. (incorporated by reference to Exhibit 10.6 to the Company’s Post-Effective Amendment No. 1 to its Registration Statement on Form F-1, filed with the SEC on September 30, 2025).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i).	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii).	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii).	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on October 1, 2025.

NAMIB MINERALS

By:	/s/ Ibrahima Tall
Name:	Ibrahima Tall
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ibrahima Tall, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Ibrahima Tall	Chief Executive Officer and Director	October 1, 2025
Ibrahima Tall	(Principal Executive Officer)

/s/ Tulani Sikwila	Chief Financial Officer and Director	October 1, 2025
Tulani Sikwila	(Principal Financial Officer and Principal Accounting Officer)

/s/ Siphesihle Mchunu	General Counsel and Director	October 1, 2025
Siphesihle Mchunu

/s/ Peifang Zhang	Director	October 1, 2025
Peifang Zhang

/s/ Dennis A. Johnson	Director	October 1, 2025
Dennis A. Johnson

/s/ Tito Botelho Martins Júnior	Director	October 1, 2025
Tito Botelho Martins Júnior

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Namib Minerals, has signed this Registration Statement or amendment thereto on October 1, 2025.

COGENCY GLOBAL INC.
Authorized U.S. Representative

By:	/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice President on behalf of Cogency Global Inc.